CORRECTED

Imagine Media, Ltd. Signs Letter of Intent to Acquire DMI Life Sciences

DENVER, COLORADO.  Imagine Media, Ltd., a Delaware corporation (“Imagine” or the “Company”) (OTCBB: IMLE) January 26, 2010.

Imagine discovered an error in its press release of January 27, 2010 and provides the following, corrected, announcement:

Imagine today announced that it has signed a non-binding Letter of Intent to acquire DMI Life Sciences, Inc., a Denver, Colorado based biotechnology company.  (“DMI”).  Under the terms of the LOI, if the acquisition is completed, the shareholders of DMI will acquire approximately 90.52% of the total issued and outstanding shares of the Company, and the transaction will constitute a change in control. Completion of the acquisition is subject to the satisfaction of several conditions precedent, including, without limitation, the execution of a definitive merger agreement, the satisfactory completion of due diligence by both parties, the completion of audited financial statements by DMI, and compliance with federal and state securities laws.  There can be no assurance that the transaction will be consummated.

DMI is commercializing a patent portfolio covering over 150 drug compounds discovered by its Chief Scientific Officer, David Bar-Or, MD.  Dr. Bar-Or, who has been engaged in the discovery and development of medical products for over 20 years, is currently the Director of Trauma Research at Swedish Medical Center and St. Anthony's Hospital both located in Denver.  DMI’s three lead products relate to diabetic health care, inflammatory disorders and aging.

“I have spent my life searching for solutions to major unmet medical conditions that are affordable, proven safe, and simplify the long, expensive and arduous regulatory process that stifles most discoveries,” said Dr. Bar-Or.

Don Wingerter, DMI’s Chief Executive Officer, an experienced medical products entrepreneur who founded Clear Vision Laser Centers and served as CEO of Sound Surgical Technologies, added, “Gaining access to the public markets will enable us to achieve our goals much sooner, and give our shareholders the value and liquidity they deserve.  With a large and diverse portfolio, DMI is well positioned to move into the public market place.”

Mr. Gregory Bloom, President of Imagine stated “We are extremely excited about the possibility of acquiring DMI and bringing its significant opportunities to our shareholders.”

About DMI Life Sciences, Inc.

DMI Life Sciences, is a Denver based bio technology firm. With several hundred discoveries, high quality research capabilities and access to extensive clinical data, DMI is developing exciting pharmaceutical products and medical devices.

SAFE HARBOR STATEMENT

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange

Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

CONTACT:  Gregory Bloom, President; (720) 364-5994